Exhibit 99.3

AMENDMENT TO REPLACEMENT CAPITAL COVENANT

THIS AMENDMENT TO THE REPLACEMENT CAPITAL COVENANT (this “Amendment”) is dated as of December 1, 2010, by Integrys Energy Group, Inc., formerly known as WPS Resources Corporation, a Wisconsin corporation (together with its successors and assigns, the “Corporation”) and amends the Replacement Capital Covenant, dated as of December 1, 2006, by the Corporation, in favor of and for the benefit of each Covered Debtholder (the “Replacement Capital Covenant”).

RECITALS

WHEREAS, on December 1, 2006, the Corporation issued $300,000,000 aggregate principal amount of its 6.11% Junior Subordinated Notes Due 2066 (the “Notes”); and

WHEREAS, the Replacement Capital Covenant is the “Replacement Capital Covenant” referred to in the Prospectus Supplement, dated November 28, 2006, relating to the Notes; and

WHEREAS, the Corporation desires to amend certain provisions of the Replacement Capital Covenant pursuant to Section 4(b) of the Replacement Capital Covenant, as set forth in Section 1 of this Amendment; and

WHEREAS, effective as of the date hereof, the Corporation’s 4.170% Senior Notes due November 1, 2020 (the “4.170% Notes”) have become the Covered Debt, as such term is defined in the Replacement Capital Covenant; and

WHEREAS, pursuant to the terms of the Supplemental Indenture, dated as of November 1, 2010, pursuant to which the 4.170% Notes have been issued, the Corporation has received the requisite consent of the holders of the Covered Debt to effect this Amendment.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged,  the Corporation hereby agrees as follows:

Section 1.  Amendments to the Replacement Capital Covenant.  The Replacement Capital Covenant is hereby amended as follows:

(a)	Section 2, “Limitations on Redemption and Repurchase of Notes,” and Section 3, “Covered Debt,” are hereby deleted in their entirety.

(b)	All definitions set forth in Schedule I to the Replacement Capital Covenant that relate to defined terms used solely in the Sections deleted hereby are deleted in their entirety.

Section 2.  Instruments To Be Read Together.  This Amendment is executed as and shall constitute an amendment to the Replacement Capital Covenant, and said Replacement Capital Covenant and this Amendment shall henceforth be read together.

Section 3.  Terms Defined.  Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to such terms in the Replacement Capital Covenant.

Section 4.  Headings.  The headings of the Sections of this Replacement Capital Covenant have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

Section 5.  Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

INTEGRYS ENERGY GROUP, INC.

By  /s/ Bradley A. Johnson
Bradley A. Johnson
Vice President and Treasurer